Exhibit 10.29

EXTENDED STAY AMERICA INCENTIVE PLAN FOR SENIOR LEADERSHIP

FY2014

Purpose- The intent of the Incentive Plan is to foster outstanding Company performance by motivating and rewarding contributing managers with cash incentives for meeting or exceeding company targets and other designated goals.

Eligibility- Associates in the position of Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Marketing Officer, Chief Legal Officer, EVP- Human Resources

Incentive Period- The incentive period is the Company’s fiscal year.

Incentive Award

•	90 % of the target incentive award is determined based on the Company’s achievement of EBITDA compared to the budget. (See Exhibit A for payout scale).

•	10% of the target incentive award is based on achievement of designated KPI’s (See Exhibit B for designated KPI’s)

Company Qualifier- If the Company does not meet its Minimum EBITDA Target of $558.5 million during the fiscal year, there will be no awards paid from this plan.

Award Amounts- Your target incentive award under the Plan is the following percent of your base salary earnings during the incentive period:

CEO - 100%

COO – 100%

CFO – 100%

CMO – 100%

CLO – 100%

EVP-Human Resources – 100%

Plan Participation- You are eligible to participate in the Plan if you;

•	Are actively employed in an eligible position for at least 13 weeks of the 52 week incentive period. Payments for 13 to 51 eligible weeks will be prorated.

•	Not participating in another Company incentive plan; and

•	You must be actively employed by the Company on the day payments under the Plan are made.

Performance Ratings - Managers on written notice of unsatisfactory performance may be ineligible for all or a portion of the incentive award. (Ineligibility must be reviewed and approved by the Human Resources Department).

Payment of Incentive Awards- Earned awards will be paid as soon as practicable after the end of the fiscal period of the Plan, but in no event later than 90 days following the end of the Plan period. All payments are subject to federal, state and local taxes and will be reported as income in the year paid.

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Plan Amendment or Termination - The Plan may be terminated, modified, revised or otherwise altered in any part of its entirety, at any time at the discretion of the Board of Directors of the Company. The Compensation Committee of the Board may modify the bonus targets and resulting payments for the Company’s incentive plans to reflect adjustments to the Company’s actual performance during the fiscal year and/or to reflect changing market conditions. When possible, any changes to the Plan will be announced to participants in advance of their effective date.

Not a Contract of Employment- The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between Extended Stay America and the Manager. A Manager shall have no rights against the employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give the Manager a right to be retained in the service of the employer.

Administration –The Company’s Incentive Committee may make adjustments to incentive payments or targets based on significant incidents or events not included in the budget process. Examples include extended power outages, severe damage to a property or a non-budgeted major event. The Chief Executive Officer may submit exception requests to the Incentive Committee. The determination of the Committee on all matters shall be conclusive and binding on all participants and their beneficiaries.

Change in Control – (See exhibit D)

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Exhibit A

Payouts Based on EBITDA

Achieved EBITDA	% of Target Payable
(Millions)
$628.5 or Greater	200%
$622.2	175%
$616.0	150%
$609.8	125%
$603.5	100%
$586.0	75%
$568.5	50%
$568.4	40%
$558.5	30%
Below $558.5	0%

Payouts above are interpolated between each target in the above chart based on actual achieved EBITDA.

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Exhibit B

2014 KPI Departmental Worksheet

Department:

Date:

Manager:

	Associate Name/Title **	2014 Score	Associate Name/Title **	2014 Score	Associate Name/Title **	2014 Score
Strategic Departmental Objectives *	KPI Descriptions (S.M.A.R.T.)	(To be Completed After FY 2014)	KPI Descriptions (S.M.A.R.T.)	(To be Completed After FY 2014)	KPI Descriptions (S.M.A.R.T.)	(To be Completed After FY 2014)
List Each Department Objective Here
List Each Department Objective Here
List Each Department Objective Here
List Each Department Objective Here
List Each Department Objective Here
List Each Department Objective Here
List Each Department Objective Here
List Each Department Objective Here

Important Notes:

All KPIs should be S.M.A.R.T. (Specific, Measureable, Attainable, Realistic, Timely)

Each associate should have 2 - 3 KPIs

Instructions

*	List Department Objective in the column on the left hand side of the worksheet
**	List each associate in the department and the assigned KPIs that the associate will be responsible for. Add additional columns on the right of thesheet to add more associates
**	All KPIs should include to tfollowing:

•	A description of the goal

•	Impact on the company’s

•	Target date(s) for

A copy of an excel version of the KPI Matrix can be accessed here:

http://sharepoint.extendedstay.com/Topics/HumanResources/Compensation/Forms/AllItems.aspx

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Exhibit C – Change in Control

“Change in Control Transaction” shall mean the occurrence of any of the following:

(a) An acquisition (other than directly from the Extended Stay America Inc.) of any voting securities of Extended Stay America (the “Voting Securities”) by any Person, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of Extended Stay America Inc.’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this Section 1.4(a), the acquisition of Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Extended Stay America Inc. or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by Extended Stay America Inc. (for purposes of this definition, a “Related Entity”), (ii) Extended Stay America Inc. or any Related Entity, (iii) any of the Principal Stockholders, or (iv) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b) The individuals who, as of the effective date of this Agreement are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Extended Stay America Inc.’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest;

(c) The consummation of:

(1)	A merger, consolidation or reorganization (x) with or into the Extended Stay America Inc. or (y) in which securities of the Extended Stay America Inc. are issued (a “Merger”), unless such Merger is a Non-Control Transaction. A “Non-Control Transaction” shall mean a Merger in which:

i.	the stockholders of the Extended Stay America Inc. immediately before such Merger own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”), or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

ii.	the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

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iii.	no Person other than (1) the Extended Stay America Inc. or another corporation that is a party to the agreement of Merger, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Extended Stay America Inc. or any Related Entity, (4) any Principal Stockholder or (5) any Person who, immediately prior to the Merger, had Beneficial Ownership of Voting Securities representing more than fifty percent (50%) of the combined voting power of the Extended Stay America Inc.’s then-outstanding Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(2)	A complete liquidation or dissolution of Extended Stay America Inc.; or

(3)	The sale or other disposition of all or substantially all of the assets of Extended Stay America Inc. and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to Extended Stay America Inc.’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by Extended Stay America Inc. which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Extended Stay America Inc. and, after such acquisition by Extended Stay America Inc., the Subject Person becomes the Beneficial Owner of any additional Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

If there is a Change in Control Transaction and ESA Management LLC is not a surviving entity, and at least one full month of the incentive period has elapsed, a pro rata payment for the EBITDA portion of your incentive will be made based on the number of full months in the award period and the EBITDA achieved compared to budget.

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